Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, July 22, 2008
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY ACHIEVES RECORD QUARTERLY AND ANNUAL REVENUES AND EARNINGS PER SHARE.

Milpitas, California, July 22, 2008, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter and year ended June 29, 2008.  Revenue for the fourth quarter of fiscal year 2008 increased 3.1% to a quarterly record of $307.1 million compared to the previous quarter’s revenue of $297.9 million and increased 14.5% or $39.0 million over $268.1 million in the fourth quarter of fiscal year 2007.  Diluted earnings per share (“EPS”) of $0.46 increased $0.02 per share or 4.5% over the third quarter of fiscal year 2008 and increased $0.10 per share or 28% over the fourth quarter of fiscal year 2007.  Fourth quarter Generally Accepted Accounting Principles (“GAAP”) net income of $103.1 million increased $3.9 million or 3.9% over $99.2 million reported in the third quarter of fiscal year 2008.  Net income for the quarter was positively impacted by the increase in sales,  a lower tax rate as a result of a discrete tax benefit and also by a modest gain from the sale of a strategic investment in a private company. These gains were partially offset by an increase in legal expenses. Net income increased $7.4 million or 7.8% over the fourth quarter of fiscal year 2007.

During the June quarter the Company’s cash and short-term investments balance increased $58.8 million net of spending $48.3 million to purchase approximately 1.3 million shares of its common stock.  A cash dividend of $0.21 per share will be paid on August 27, 2008 to stockholders of record on August 15, 2008.

Revenue for the year ended June 29, 2008 was $1.175 billion, an increase of 8.5% or $92.1 million over revenue of $1.083 billion for the previous fiscal year.  Diluted EPS for the year ended June 29, 2008 was $1.71, an increase of 23.0% or $0.32 per share over fiscal year 2007 diluted EPS of $1.39.  The Company entered into a $3.0 billion Accelerated Stock Repurchase (“ASR”) transaction at the end of fiscal year 2007 that along with the increase in sales drove the significant increase in EPS during fiscal 2008.  The ASR transaction decreased shares used in the calculation of diluted EPS by 83.3 million shares or by approximately 27%.  Net income in accordance with GAAP of $387.6 million for fiscal year 2008 decreased $24.1 million or 5.8% from $411.7 million reported in the previous fiscal year.  As mentioned above, in April 2007 the Company entered into a $3.0 billion ASR transaction funded by $1.3 billion of the Company’s own cash and $1.7 billion of convertible debt.  As a result, the Company’s fiscal year 2008 results had both a decrease in interest income and an increase in interest expense when compared to the prior fiscal year which resulted in lower net income in fiscal year 2008 but higher diluted EPS.

Non-GAAP diluted EPS for the fourth quarter of fiscal year 2008 was $0.51 per share, a $0.02 per share increase over the third quarter of fiscal year 2008 and a $0.09 per share increase over the fourth quarter of fiscal year 2007.  Fourth quarter non-GAAP net income of $114.4 million increased $4.4 million over $110.0 million in the third quarter of fiscal year 2008 and $4.5 million over the fourth quarter of fiscal year 2007.  The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, “We met our guidance set at the beginning of the quarter by growing revenues 3% and EPS 5% over the March quarter.  We have now grown revenues and EPS for five consecutive quarters.  We grew annual revenues 9% and EPS 23% and outperformed our competitors in what most people would call a tough economic environment.  Our strategy of diversification by geography and end-markets, emphasizing more traditional Linear end-markets, contributed to our record annual revenues and EPS.

Looking ahead, given the concerns about economic difficulties particularly in the USA, forecasting future results continues to be a challenge.  While we had a positive book to bill ratio for the June quarter, the summer or September quarter is typically a slow quarter for industrial and communication infrastructure business. However, we expect the September quarter to have some strength in certain high-end consumer end-markets. Consequently, we presently estimate that revenues and income before taxes will be flat to up 2% sequentially from the June quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 1, 2007.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 23, 2008 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 325-4765 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 23, 2008 through July 29, 2008.

You may access the archive by calling (719) 457-0820 and entering reservation #3775341.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 23, 2008 until the fourth quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	Mar. 30,	July 1,	June 29,	July 1,
	2008	2008	2007	2008	2007
Revenues	$307,080	$297,865	$268,116	$1,175,153	$1,083,078
Cost of sales (1)	69,793	66,939	61,338	267,005	241,513
Gross profit	237,287	230,926	206,778	908,148	841,565

Expenses:
Research & development (1)	51,897	49,613	46,713	197,089	183,557
Selling, general & administrative (1)	40,634	35,423	32,861	142,395	133,690
	92,531	85,036	79,574	339,484	317,247
Operating income	144,756	145,890	127,204	568,664	524,318
Interest expense	(14,421)	(14,435)	(10,795)	(57,792)	(12,093)
Interest income	9,056	7,334	7,908	30,082	57,699

Income before income taxes	139,391	138,789	124,317	540,954	569,924
Provision for income taxes	36,242	39,555	28,593	153,341	158,249

Net income	$103,149	$99,234	$95,724	$387,613	$411,675

Earnings per share:
Basic	$0.47	$0.45	$0.37	$1.74	$1.42
Diluted	$0.46	$0.44	$0.36	$1.71	$1.39

Shares used in the calculation of earnings per share:
Basic	221,426	222,046	260,664	222,232	290,502
Diluted	225,014	224,489	266,474	226,257	296,616

(1) Includes stock-based compensation charges as follows:

Cost of sales	$1,997	$1,996	$2,946	$7,862	$11,481
Research & development	8,454	8,360	9,595	32,743	37,341
Sales, general & administrative	4,758	4,675	5,885	18,261	22,786

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 29,	July 1,
	2008	2007
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$966,701	$633,307

Accounts receivable, net of allowance for doubtful
accounts of $1,752 ($1,775 at July 1, 2007)	161,452	130,546

Inventories	56,017	51,075

Deferred tax assets and other current assets	61,370	46,176
Total current assets	1,245,540	861,104

Property, plant & equipment, net	261,085	266,600

Other noncurrent assets	77,264	91,153
Total assets	$1,583,889	$1,218,857

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$16,860	$11,161

Accrued income taxes, payroll & other accrued liabilities	120,521	128,762

Deferred income on shipments to distributors	37,777	39,946
Total current liabilities	175,158	179,869

Convertible senior notes	1,700,000	1,700,000

Deferred tax and other long-term liabilities	142,649	46,953

Stockholders’ equity:
Common stock	1,050,259	902,135

Accumulated deficit	(1,485,629)	(1,609,453)

Accumulated other comprehensive income	1,452	(647)
Total stockholders’ deficit	(433,918)	(707,965)
	$1,583,889	$1,218,857

    LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended					Twelve Months Ended
	June 29,		Mar. 30,	July 1,		June 29,		July 1,
	2008		2008	2007		2008		2007

Reported net income
(GAAP basis)	$ 103,149		$ 99,234	$ 95,724		$ 387,613		$ 411,675

Stock-based compensation (1)	15,209		15,031	18,426		58,866		71,608

Income tax effect of
non-GAAP adjustments	(3,954)		(4,284)	(4,238)		(16,686)		(19,883)

Non-GAAP net income	$ 114,404		$ 109,981	$ 109,912		$ 429,793		$ 463,400

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.52		$ 0.50	$ 0.42		$ 1.93		$ 1.60
Diluted	$ 0.51		$ 0.49	$ 0.42		$ 1.91		$ 1.57

Shares used in the calculation of Non-GAAP earnings per share:
Basic	221,426		222,046	260,664		222,232		290,502
Diluted	223,651	(2)	223,119	(2) 264,842	(2)	224,681	(3)	294,792	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,363, 1,370 and 1,632 shares for the three months ended June 29, 2008, March 30, 2008 and July 1, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 1,576 and 1,824 shares for the twelve months ended June, 29, 2008 and July 1, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.